UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2015

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 10, 2015, Equinix, Inc. (“Equinix”) issued approximately 1.69 million shares of common stock, par value $0.001 per share (“Common Stock”), and paid an aggregate of approximately $125.5 million, in connection with the payment of Equinix’s previously announced special distribution of $627.0 million, or approximately $10.95 per share (the “2015 Special Distribution”). Equinix expects that the value of the 2015 Special Distribution, plus all the regular quarterly distributions paid by Equinix during 2015, plus the expected value of the deemed distributions on account of the adjustments to the conversion rate relating to Equinix’s outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 (the “2016 Convertible Notes”) that are made as a result of the 2015 Special Distribution and the 2015 regular quarterly distributions, will equal or exceed the taxable income that Equinix expects to recognize in 2015.

As a result of the 2015 Special Distribution, the conversion rate relating to the 2016 Convertible Notes was adjusted to 12.9913 shares of Common Stock per $1,000 principal amount of the 2016 Convertible Notes, and the approximately $157.9 million principal amount of the 2016 Convertible Notes that are currently outstanding are now convertible, in the aggregate, into approximately 2.05 million shares of Common Stock. As a result of the adjustment to the conversion rate, the conversion price of the 2016 Convertible Notes decreased from approximately $79.87 per share of Common Stock to approximately $76.98 per share of Common Stock.

The 2015 Special Distribution is payable on November 10, 2015 to stockholders of record as of the close of business on October 8, 2015. Stockholders who elected to receive payment of the 2015 Special Distribution in cash will receive approximately $2.89 per share of their payment, or 26%, in cash and approximately $8.06 per share, or 74%, in shares of Common Stock. All other stockholders will receive 100% of their payment in shares of Common Stock. Stockholders may also receive cash in lieu of fractional shares. The number of shares of Common Stock to be issued was determined based upon the average closing price on the three consecutive trading days commencing November 3, 2015, or $297.03 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: November 10, 2015